Exhibit 10.1

EMPLOYEE MATTERS AGREEMENT

by and among

PPL CORPORATION,

TALEN ENERGY CORPORATION,

C/R ENERGY JADE, LLC,

SAPPHIRE POWER HOLDINGS LLC,

and

RAVEN POWER HOLDINGS LLC

dated as of

June 9, 2014

i

Exhibits:

Exhibit A	Retained Employees
Exhibit B-1	Certain Energy Supply Employees
Exhibit B-2	Certain Other Employees
Exhibit 3.1(c)	Parent Retirement Plan Pension Assumptions
Exhibit 5.1(b)(ii)	VEBA Transfer Assumptions

ii

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (as hereafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 9, 2014 is among PPL Corporation, a Pennsylvania corporation (“Parent”), Talen Energy Corporation, a Delaware corporation (“NewCo”), and C/R Energy Jade, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Jade”), Sapphire Power Holdings LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Sapphire”), and Raven Power Holdings LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Raven” and together with Jade and Sapphire, “RJS”). Each of Parent, NewCo and RJS is herein referred to as a “Party” and together, as “Parties”.

R E C I T A L S:

WHEREAS, the board of directors of Parent has determined that it is advisable and in the best interests of Parent and Parent’s stockholders to separate the Energy Supply Business from Parent and to distribute the Energy Supply Business (as defined below) to its stockholders in the manner contemplated by (i) the Separation Agreement, dated as of June 9, 2014 among Parent, Talen Energy Holdings, Inc., a Delaware corporation (“HoldCo”), NewCo, PPL Energy Supply, LLC, a Delaware limited liability company (“Energy Supply”), and RJS (the “Separation Agreement”) and (ii) the Transaction Agreement, dated as of June 9, 2014, among Parent, HoldCo, NewCo, Energy Supply, Talen Energy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and RJS (the “Transaction Agreement”);

WHEREAS, pursuant to the Transaction Agreement, the respective boards of directors of HoldCo and NewCo will cause Merger Sub to be merged (the “Merger”) with and into HoldCo, with HoldCo surviving the Merger as a wholly-owned Subsidiary of NewCo, on the terms and subject to the conditions set forth in the Transaction Agreement and in accordance with the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act;

WHEREAS, pursuant to the Transaction Agreement, substantially contemporaneous to the Merger, RJS will contribute the RJS Subsidiaries to NewCo in exchange for shares of NewCo Common Stock; and

WHEREAS, pursuant to the Separation Agreement, Parent, the Energy Supply Group and RJS have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between and among them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms listed in this Section 1.1 shall have the meanings assigned to such terms in this Section 1.1. Capitalized terms used but not defined herein and not otherwise listed in this Section 1.1 shall have the meanings set forth in the Separation Agreement.

“Actuary” shall mean, when immediately preceded by “Parent,” the actuary retained by Parent in respect of the Parent Retirement Plan and Parent OPEB Plan, and when immediately preceded by “NewCo,” the actuary retained by NewCo in respect of the NewCo Retirement Plan and NewCo OPEB Plan.

“Affiliate” shall have the meaning ascribed thereto in the Transaction Agreement.

“Agreement” shall have the meaning ascribed thereto in the preamble hereto.

“Ancillary Agreements” shall have the meaning ascribed thereto in the Transaction Agreement.

“Benefit Arrangement” shall mean a Benefit Plan or Benefit Policy.

“Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control, severance, retention, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, equity option, equity purchase, equity appreciation right, restricted equity, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, disability or accident insurance plan or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Benefit Policy” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

“Closing” shall have the meaning ascribed thereto in the Transaction Agreement.

“Coal Act” shall mean the Coal Industry Retiree Health Benefit Act of 1992, as amended.

“Coal Act Liability” shall mean all Liabilities that arise under the Coal Act.

“Code” shall mean the U.S. Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Collective Bargaining Agreement” shall mean all Contracts with the collective bargaining representatives of Energy Supply Employees, including those that set forth the terms and conditions of employment of Energy Supply Employees.

“Eligible Energy Supply Retiree Welfare Participant” shall mean an Energy Supply Employee who, immediately prior to the Separation Time, is eligible to receive benefits under an OPEB Plan sponsored or maintained by Parent upon satisfaction of the applicable eligibility criteria thereunder.

“Energy Supply” shall have the meaning ascribed thereto in the preamble hereto.

“Energy Supply Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by one or more members of the Energy Supply Group.

“Energy Supply DB Participant” shall mean each individual who has accrued a benefit under the Parent Retirement Plan and who is either (i) an Energy Supply Employee or (ii) a Former Energy Supply Employee who ceased employment with the Energy Supply Group on or after July 1, 2000 (provided that any Former Energy Supply Employee who has accrued a benefit under the Montana Plan shall be an Energy Supply DB Participant regardless of when their employment ceased).

“Energy Supply Employee” shall mean (i) any individual employed by any member of the Energy Supply Group as of the Separation Time, and (ii) any other individual identified on Exhibit B-1, which exhibit will list approximately 200 individuals who provide direct or indirect services to the Energy Supply Group but are not employed by a member of the Energy Supply Group, as agreed by the Parent and RJS in writing pursuant to Section 2.11 (the individuals identified on Exhibit B-1 are referred to herein as the “Transferring Employees”), in each case, regardless of whether such individual is on a Leave of Absence at any time; provided, however, that (x) no individual employed by the Parent Group shall be an Energy Supply Employee if his or her employment is not transferred from the Parent Group to an Energy Supply Sub and (y) in no event shall a Retained Employee be an Energy Supply Employee.

“Energy Supply Reimbursement Account Participants” shall mean each Energy Supply Employee who, as of the Separation Time, is a participant in the Parent Reimbursement Account Plan.

“Energy Supply Restricted Employee” means any individual who is employed by any member of the Energy Supply Group as of immediately following the Separation Time.

“Energy Supply Subs” shall have the meaning ascribed thereto in the Transaction Agreement.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Parent Retirement Plan Transfer Amount” shall have the meaning ascribed thereto in Section 3.1(c)(ii).

“Estimated Parent VEBA Transfer Amount” shall have the meaning ascribed thereto in Section 5.1(b)(ii).

“Final Parent Retirement Plan Transfer Amount” shall have the meaning ascribed thereto in Section 3.1(c)(iv).

“Final Parent Transfer Date” shall have the meaning ascribed thereto in Section 3.1(c)(v).

“Final Parent VEBA Transfer Amount” shall have the meaning ascribed thereto in Section 5.1(b)(ii)(B).

“Financings” shall have the meaning ascribed thereto in the Transaction Agreement.

“Former Energy Supply Employee” shall mean each individual formerly employed by a member of the Energy Supply Group or the Parent Group prior to the Separation Time; provided, however, that if an individual was formerly employed by a member of the Parent Group, such individual shall constitute a Former Energy Supply Employee only if such individual primarily provided services for the benefit of the Energy Supply Business during the time they were employed by a member of the Parent Group.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Initial NewCo VEBA Transfer Amount” shall have the meaning ascribed thereto in Section 5.1(b)(ii)(A).

“Initial Parent Transfer Amount” shall have the meaning ascribed thereto in Section 3.1(c)(iii).

“IRS” shall mean the U.S. Department of the Treasury Internal Revenue Service.

“Jade” shall have the meaning ascribed thereto in the preamble hereof.

“Joint Defense Agreement” shall have the meaning ascribed thereto in the Transaction Agreement.

“Leave of Absence” shall mean any approved leave of absence whether paid or unpaid, that is protected by Law or provided for under a Parent policy, program or agreement, including USERRA Leave, leave under the Family and Medical Leave Act or corresponding state law or any Parent short-term or long-term disability policy, program or arrangement.

“Local 1600 CBA” means that certain Collective Bargaining Agreement made and entered into by and between Local Union No. 1600 of the International Brotherhood of Electrical Workers, A.F.L. - C.I.O. (the “Union”) and Parent as agent in fact for its Subsidiaries that employ employees represented by the Union, effective May 17, 2010, and all predecessor and successor agreements thereto and all other Contracts between the Union and Parent relating to such Collective Bargaining Agreement.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Sub” shall have the meaning ascribed thereto in the recitals hereto.

“Montana Plan” shall mean the Subsidiary Retirement Plan.

“Multiemployer Plan” shall have the meaning ascribed thereto in Section 2.6.

“NewCo” shall have the meaning ascribed thereto in the preamble hereto.

“NewCo Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Energy Supply Group or any ERISA Affiliate thereof immediately following the Separation Time, including any such arrangement entered into pursuant to this Agreement.

“NewCo Common Stock” shall have the meaning ascribed thereto in the Transaction Agreement.

“NewCo Reimbursement Account Plan” shall have the meaning ascribed thereto in Section 5.2.

“NewCo Retirement Plan” shall have the meaning ascribed thereto in Section 3.1(a).

“NewCo Savings Plan” shall have the meaning ascribed thereto in Section 4.1.

“NewCo Stock Plan” shall mean the plan adopted by NewCo prior to the Separation Time pursuant to Section 7.1.

“NewCo Welfare Plan” shall mean health and welfare plans for the benefit of Energy Supply Employees.

“OPEB Plan” shall mean health and welfare plans that provide post-employment welfare benefits (i.e., any retiree medical and/or life benefits), including any obligation to provide any such benefits with respect to Coal Act Liabilities, and, when immediately preceded by “Parent,” means any OPEB Plan maintained by any member of the Parent Group and, when immediately preceded by “NewCo,” means any OPEB Plan maintained by any member of the Energy Supply Group.

“Other Transaction Documents” shall have the meaning ascribed thereto in the Transaction Agreement.

“Parent” shall have the meaning ascribed thereto in the preamble hereto.

“Parent Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Parent Group or any ERISA Affiliate thereof (exclusive of any member of the Energy Supply Group).

“Parent Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of Parent.

“Parent Director” means any individual who is or was previously a non-employee member of the board of directors of Parent.

“Parent Disclosure Letter” shall have the meaning ascribed thereto in the Transaction Agreement.

“Parent Excess Plan” shall mean the Supplemental Compensation Pension Plan.

“Parent Master Trust” shall mean the Master Trust Agreement with The Bank of New York Mellon.

“Parent Master Trust Applicable Proportions” shall mean, as of the applicable time, to the extent practicable, substantially similar proportions of the asset classes in the applicable corresponding subaccount of the Parent Master Trust; provided that, any proposed deviation thereto shall be subject to the prior consent of RJS, such consent not to be unreasonably withheld.

“Parent Non-Qualified Plan” shall mean, collectively, the Amended and Restated Executive Deferred Compensation Plan (f/k/a Officers Deferred Compensation Plan), the Supplemental Executive Retirement Plan and the Supplemental Compensation Pension Plan.

“Parent Reimbursement Account Plan” shall have the meaning ascribed thereto in Section 5.2.

“Parent Restricted Employee” means any person who was an employee of any member of the Parent Group as of immediately following the Separation Time.

“Parent Restricted Stock Unit” shall mean a unit granted by Parent or one of its Affiliates pursuant to one of the Parent Stock Plans representing a general unsecured promise by Parent or one of its Affiliates to deliver a share of Parent Common Stock and/or dividend equivalents, if applicable (or the cash equivalent of either).

“Parent Retirement Plan” shall mean the PPL Retirement Plan and/or the Montana Plan.

“Parent Savings Plan” shall mean, the Parent employee savings plans and any other Benefit Plan maintained by any member of the Parent Group in which Energy Supply Employees participate immediately before the Separation Time and that are intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code.

“Parent Stock Plans” shall mean, collectively, the Parent 2012 Stock Incentive Plan, the Amended and Restated Incentive Compensation Plan, and the Amended and Restated Incentive Compensation Plan for Key Employees.

“Parent True-Up Amount” shall have the meaning ascribed thereto in Section 3.1(c)(v) hereof.

“Parent VEBA Applicable Proportions” shall mean, as of the applicable time, to the extent practicable, substantially similar proportions of the asset classes in the Parent VEBA; provided, that any proposed deviation thereto shall be subject to the prior consent of RJS, such consent not to be unreasonably withheld.

“Parent Welfare Plans” shall mean any employee welfare benefit plan maintained by Parent or any member of the Parent Group and in which Energy Supply Employees participate.

“Participating Company” shall mean Parent or any Person (other than an individual) participating in a Parent Benefit Arrangement.

“Party” shall have the meaning ascribed thereto in the preamble hereof.

“PPL Montana” shall mean PPL Montana, LLC.

“Proposed Actual Parent VEBA Transfer Amount” shall have the meaning ascribed thereto in Section 5.1(b)(ii)(B) hereof.

“Raven” shall have the meaning ascribed thereto in the preamble hereof.

“Record Date” shall have the meaning ascribed thereto in the Transaction Agreement.

“Retained Employee” shall mean any individual identified on Exhibit A, which exhibit shall never contain the names of more than three individuals. Prior to the Separation Date, Parent shall have the ability to update Exhibit A with RJS’s consent, which consent may not be unreasonably withheld; provided, that any such update shall not be effective unless the proposed revisions are provided to RJS in writing at least ten (10) Business Days prior to the Separation Date.

“Revised Parent Retirement Plan Transfer Amount” shall have the meaning ascribed thereto in Section 3.1(c)(iv) hereof.

“RJS” shall have the meaning ascribed thereto in the recitals hereto.

“RJS Benefit Plan” shall have the meaning ascribed thereto in the Transaction Agreement.

“RJS Disclosure Letter” shall have the meaning ascribed thereto in the Transaction Agreement.

“RJS Employees” shall have the meaning ascribed thereto in Section 2.2(b) hereof.

“RJS HoldCo” shall have the meaning ascribed thereto in Section 10.10 hereof.

“RJS Separation Plan” shall have the meaning ascribed thereto in the Transaction Agreement.

“RJS Subsidiaries” shall have the meaning ascribed thereto in the Transaction Agreement.

“Sapphire” shall have the meaning ascribed thereto in the preamble hereof.

“Separation Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Severance Costs” shall mean the cost of severance pay and benefits, if any, that are actually paid or provided to those individuals (i) who are Transferring Employees or (ii) who primarily provide services to the Energy Supply Group immediately prior to the Separation Time (and who primarily provide services to the Energy Supply Group as of the date hereof) but are not employees of a member of the Energy Supply Group immediately following the Separation Time, each of whom will be identified on Exhibit B-2.

“Transaction Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Transactions” shall have the meaning ascribed thereto in the Transaction Agreement.

“Transferring Employees” shall have the meaning ascribed thereto in the definition of “Energy Supply Employee” in this Section 1.1.

“Transition Services Agreement” shall have the meaning ascribed thereto in the Transaction Agreement.

“Union Employee” shall mean any Energy Supply Employee who is or becomes represented by a labor union.

“U.S.” shall mean the United States of America.

“USERRA Leave” shall mean a leave of absence in respect of which reemployment rights are protected under the Uniformed Services Employment and Reemployment Rights Act.

“VEBA” shall, when immediately preceded by “Parent,” mean, collectively, the Welfare Trust Agreements with Bank of New York Mellon for the Bargaining Unit Retiree Group Life Insurance Plan, Bargaining Unit Retiree Health Plan, Managers Compensation Plan Retiree Group Life Insurance Plan, Managers Compensation Plan Retiree Health Plan, Benefit Plan for UMWA Represented Employees of Pennsylvania Mines Corporation, and the Pennsylvania Mines Black Lung Trust, which are intended to be voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code and, when immediately preceded by “NewCo,” means the voluntary employees’ beneficiary association trust or trusts maintained or to be established by NewCo pursuant to Section 5.1(b)(i).

“VEBA True-Up Amount” shall have the meaning ascribed thereto in Section 5.1(b)(ii)(C).

Section 1.2 References. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, Exhibits and Schedules to, this Agreement;

(b) references in this Agreement to any time shall be to the then prevailing New York, New York time unless otherwise expressly provided herein; and

(c) references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.3 Relation to Other Documents. Except as expressly provided in the Other Transaction Documents, to the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Merger that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with, before or after the Separation Date, for any member of the Parent Group, Energy Supply Group or RJS Group and (ii) relates to the allocation of Liabilities attributable to the employment or termination of employment of all present or former Parent employees or Energy Supply Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement, Parent shall, or shall cause one or more members of the Parent Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities under all Parent Benefit Arrangements which exist, or arise as the result of events, occurrences or omissions that exist, as of the Separation Time;

(ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all current and former employees (other than Energy Supply Employees and Former Energy Supply Employees) of any member of the Parent Group or the Energy Supply Group and their dependents and beneficiaries (and any alternate payees in respect thereof), in each case, to the extent such Liability arose in connection with or as a result of employment with any member of the Parent Group or Energy Supply Group before, at or after the Separation Time or the performance of services for any member of the Parent Group or Energy Supply Group before, at or after the Separation Time;

(iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of any individual listed on Exhibit B-1 or Exhibit B-2 who is not an employee of a member of the Energy Supply Group immediately following the Separation Time, with the exception of the Severance Costs;

(iv) all Coal Act Liabilities (other than those attributable to the Energy Supply Group, or any Energy Supply Employee or Former Energy Supply Employee); and

(v) any other Liabilities or obligations expressly assigned to Parent or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement, Energy Supply shall, or shall cause one or more members of the Energy Supply Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Energy Supply Employees and Former Energy Supply Employees and their respective dependents and beneficiaries (and alternate payees in respect thereof), in each case, to the extent such Liability: (x) is not assumed or retained by a member of the Parent Group pursuant to Section 2.1(a) above, and (y) arose in connection with or as a result of employment with any member of the Parent Group, Energy Supply Group or RJS Group before, at or after the Separation Time or the performance of services for any member of the Parent Group, Energy Supply Group or RJS Group before, at or after the Separation Time;

(ii) all Coal Act Liabilities attributable to the Energy Supply Group, or any Energy Supply Employee or Former Energy Supply Employee;

(iii) all Liabilities under all Energy Supply Benefit Arrangements and NewCo Benefit Arrangements (including the establishment and maintenance of trusts, as applicable, that are separate from any trusts presently maintained in respect thereof by any member of the Parent Group);

(iv) all Severance Costs resulting from the termination of employment of any individual listed on Exhibit B-2 who is not an employee of a member of the Energy Supply Group immediately following the Separation Time (and Newco shall reimburse the Parent Group to the extent the Parent Group incurs or pays any Severance Costs); and

(v) any other Liabilities or obligations expressly assigned to Energy Supply, NewCo or any of their respective Affiliates under this Agreement.

(c) From and after the Separation Time, to the extent that any member of the Parent Group is liable for any Coal Act Liability attributable to the Energy Supply Group, each member of the Energy Supply Group shall jointly and severally reimburse and otherwise fully indemnify the applicable member of the Parent Group for all such amounts.

(d) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

(e) Parent shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Separation Time including Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions. To the extent Energy Supply requires Information to satisfy any of its comparable filing requirements for reporting periods ending following the Separation Time, Parent shall provide data and information (to the extent permitted by applicable Laws and consistent with Section 9.1) to Energy Supply, which shall be responsible for making such filings in respect of Energy Supply Employees.

Section 2.2 Treatment of Compensation and Benefit Arrangements.

(a) For a period of at least twenty-four (24) months following the Separation Date, NewCo shall provide or shall cause to be provided to each Energy Supply Employee (i) a base salary and a bonus opportunity that are no less favorable in aggregate value than the base salary and bonus opportunity provided to such Energy Supply Employee immediately before the Separation Date, (ii) eligibility to participate in a severance benefit arrangement that provides potential severance benefits that are no less favorable in aggregate value than the severance benefits provided under the severance benefit arrangement, if any, set forth in Section 5.11(a) of the Parent Disclosure Letter in which such Energy Supply Employee is eligible to participate immediately before the Separation Date and (iii) other compensation and employee benefits that are substantially similar in the aggregate to the other compensation and employee benefits provided to such Energy Supply Employee immediately prior to the Separation Date (it being understood that one type of compensation or benefit may be substituted for another as long as compensation and employee benefits are substantially similar in the aggregate), except in each case, as necessary to comply with applicable Law; provided, however, that this Section 2.2(a) shall not apply to any Union Employee, whose terms and conditions of employment shall be governed by any applicable Collective Bargaining Agreement.

(b) For a period of at least twenty-four (24) months following the Separation Date, NewCo shall provide or shall cause to be provided to each employee of RJS immediately after the Merger (“RJS Employees”) (i) a base salary and a bonus opportunity that are no less favorable in aggregate value than the base salary and bonus opportunity provided to such RJS Employee immediately before the Merger, (ii) eligibility to participate in a severance benefit arrangement that provides potential severance benefits that are no less favorable in aggregate value than the severance benefits provided under the severance benefit arrangement, if any, set forth in Section 6.11(a) of the RJS Disclosure Letter in which such RJS Employee is eligible to participate immediately before the Merger and (iii) other compensation and employee benefits that are substantially similar in the aggregate to the other compensation and employee benefits provided to such RJS Employee immediately prior to the Merger (it being understood that one type of compensation or benefit may be substituted for another as long as compensation and employee benefits are substantially similar in the aggregate), except in each case as necessary to comply with applicable Law; provided, however, that this Section 2.2(b) shall not apply to any RJS Employee subject to a collective bargaining agreement, whose terms and conditions of employment shall be governed by any applicable collective bargaining agreement.

Section 2.3 Participation in Parent Benefit Arrangements. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, (a) effective as of the Separation Time, Energy Supply and each member of the Energy Supply Group shall cease to be a Participating Company in any Parent Benefit Arrangement other than with respect to any outstanding equity awards granted under any Parent Stock Plan and (b) each Energy Supply Employee, effective as of the Separation Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Parent Benefit Arrangement (except to the extent of obligations that accrued before the Separation Time), and Parent and Energy Supply shall take all necessary action to effectuate each such cessation.

Section 2.4 Service Recognition. Effective as of the Separation Date, for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals (including, with respect to Energy Supply Employees, for purposes of the NewCo Retirement Plan) and benefit subsidies under any NewCo Benefit Arrangement in which an Energy Supply Employee or RJS Employee is eligible to participate following the Separation Date, NewCo shall, and shall cause each member of the Energy Supply Group, to give such Energy Supply Employee or RJS Employee full credit for such individual’s service with any member of the Parent Group, the Energy Supply Group or the RJS Group, as applicable, or any predecessor thereto prior to the Separation Date, to the same extent such service was recognized by the applicable Parent Benefit Arrangement, Energy Supply Benefit Arrangement or RJS Benefit Plan, as the case may be, immediately prior to the Separation Date; provided, that such service shall not be recognized to the extent such recognition would result in the duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this Section 2.4, for purposes of each NewCo Benefit Arrangement in which an Energy Supply Employee or RJS Employee is eligible to participate following the Separation Date, (i) NewCo shall cause such Energy Supply Employee or RJS Employee to be immediately eligible to participate, without any waiting time, in such NewCo Benefit Arrangement to the extent coverage under the NewCo Benefit Arrangement is comparable to a Parent Benefit Arrangement, Energy Supply Benefit Arrangement or RJS Benefit Plan, as applicable, in which such Energy Supply Employee or RJS Employee participated immediately before the Separation Date (and in which such Energy Supply Employee or RJS Employee no longer participates following the Separation Date) and (ii) for purposes of each NewCo Benefit Arrangement providing medical, dental, pharmaceutical or vision benefits to any Energy Supply Employee or RJS Employee, NewCo shall use best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such NewCo Benefit

Arrangement to be waived for such employee and his or her covered dependents, except to the extent such conditions would not have been waived under the comparable Parent Benefit Arrangement, Energy Supply Benefit Arrangement or RJS Benefit Plan, as the case may be, in which such employee participated immediately prior to the Separation Date, and NewCo shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Parent Benefit Arrangement, Energy Supply Benefit Arrangement or RJS Benefit Plan, as the case may be, ending on the date such employee’s participation in the corresponding NewCo Benefit Arrangement begins to be taken into account under such NewCo Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the NewCo Benefit Arrangement. On the Separation Date and as necessary from time to time thereafter, Parent shall provide NewCo with all Information needed to make the proper calculations and determinations to comply with the foregoing obligations.

Section 2.5 Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, prior to the Separation Time, Parent, NewCo and any applicable Energy Supply Sub shall take or cause to be taken actions that are necessary (if any) for the applicable Energy Supply Subs to continue to maintain or to assume and honor any legal obligations to which they are subject with respect to Union Employees, including obligations regarding Benefit Arrangements and other employee matters contained in Collective Bargaining Agreements and any pre-existing collective bargaining relationships with respect to Union Employees. For the avoidance of doubt, prior to the Separation Time, Parent and the applicable Energy Supply Subs that are parties to Collective Bargaining Agreements shall engage in any necessary “effects” bargaining and may amend Collective Bargaining Agreements and Benefit Arrangements as the result of such bargaining (which may include any amendments that cause the Local 1600 CBA to be divided into separate Contracts, one of which would apply solely to Parent and Non-Energy Supply Subs and one of which would apply solely to those Energy Supply Subs that employ Union Employees pursuant to the Local 1600 CBA); provided, however, that any such amendment that is adverse in any material respect to NewCo or any Energy Supply Sub shall be subject to the prior consent of RJS, such consent not to be unreasonably withheld. After the Separation Time, the applicable members of the Energy Supply Group shall continue to maintain and honor any legal obligations to which they are subject with respect to Union Employees, including obligations regarding Benefit Arrangements and other employee matters contained in Collective Bargaining Agreements and any pre-existing collective bargaining relationships with Union Employees. Except as necessary to comply with applicable Law, NewCo shall, or shall cause any applicable Energy Supply Subs to, either replicate, to the extent administratively practicable, any Parent Benefit Arrangement required to be provided under the terms of any Collective Bargaining Agreements or, to the extent that it is not administratively practicable to replicate any Parent Benefit Arrangement, implement a substitute Benefit Arrangement in accordance with any obligations under applicable Law. Further, notwithstanding anything in this Agreement to the contrary and subject to the consent obligations set forth above, Parent, NewCo and any Energy Supply Sub may take any such other actions as are necessary to comply with their respective bargaining obligations, if any, with any labor organization under applicable Law and the results of such negotiations.

Section 2.6 Multiemployer Plans. To the extent that the transactions contemplated by this Agreement, the Separation Agreement, the Transaction Agreement or any Ancillary Agreement would result in a complete or partial withdrawal from any “multiemployer plan,” as such term is defined in Section 4001(a) of ERISA, to which Parent or any of its Affiliates (other than a member of the Energy Supply Group) is obligated to make (or makes) contributions as of the date hereof under a Collective Bargaining Agreement (a “Multiemployer Plan”), NewCo and Parent intend to comply with the requirements of Section 4204 of ERISA in order that the transactions contemplated hereby and thereby shall not be deemed to be a complete or partial withdrawal. Accordingly, subject to the terms of the applicable Collective Bargaining Agreements, from and after the Separation Date, NewCo shall contribute (or cause one of its

Affiliates to contribute) to each Multiemployer Plan substantially the same number of “contribution base units” for which Parent or its applicable Affiliate (other than a member of the Energy Supply Group) had an “obligation to contribute” (as those phrases are defined in Sections 4001(a)(11) and 4212 of ERISA, respectively) immediately prior to the Separation Date. With respect to each Multiemployer Plan, to the extent required by such Multiemployer Plan and Section 4204 of ERISA, NewCo shall also provide (or cause one of its Affiliates to provide) to such Multiemployer Plan, for a period of five consecutive plan years commencing with the first plan year beginning after the Separation Date, either a bond issued by a surety company (acceptable for purposes of Section 412 of ERISA) or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plan. The amount of such bond or escrow deposit shall be equal to the greater of the amount set forth in Section 4204(a)(1)(B)(i) or Section 4204(a)(1)(B)(ii) of ERISA for such Multiemployer Plan. If NewCo is required to provide a bond or an amount in escrow with respect to a Multiemployer Plan, Parent shall pay to NewCo the cost of such bond or the amount of such escrow not less than ten (10) Business Days prior to NewCo obtaining such bond or establishing such escrow, and NewCo shall not be required to reimburse Parent for any such costs or amounts.

Section 2.7 Transition Services. The Parties acknowledge that Parent, or a member of the Energy Supply Group may provide administrative services for certain of the other Party’s benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

Section 2.8 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Energy Supply Employee or other former, current or future employee of the Parent Group or NewCo under any Benefit Arrangement of the Parent Group or NewCo.

Section 2.9 Reserved.

Section 2.10 No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any person to continue employment with any member of the Parent Group, any member of the RJS Group or NewCo, as a commitment on the part of any member of the Parent Group, any member of the RJS Group or NewCo to continue the employment, compensation, or benefits of any Person for any specified period or to provide any recall or similar rights to an individual on layoff or any type of Leave of Absence. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Energy Supply Employee or any RJS Employee or other current or former employee, officer, director or contractor of the Parent Group, RJS or NewCo, or any legal representative or beneficiary thereof, other than the Parties and their respective successors and assigns.

Section 2.11 Certain Employment Transfers. During the period between the date hereof and the Separation Date, Parent and RJS shall negotiate in good faith to agree, at least thirty (30) Business Days prior to the Separation Date, on the list of Transferring Employees to be set forth on Exhibit B-1. At least thirty (30) Business Days prior to the Separation Date, Parent shall provide RJS with the list of individuals to be set forth on Exhibit B-2. To the extent that the employment of any individual listed on the then-current Exhibit B-1 has not been transferred to a member of the Energy Supply Group, Parent shall cause such transfer to occur on or before the Separation Date, and except as otherwise expressly provided in this Agreement, the applicable member of the Energy Supply Group agrees to accept the employment obligations of such Energy Supply Employee, as of the Separation Date.

ARTICLE III

QUALIFIED DEFINED BENEFIT PLANS

Section 3.1 Retirement Plan Transfer.

(a) Effective as of the Separation Date, NewCo shall, or shall have caused one or more members of the Energy Supply Group to, assume, establish or maintain a defined benefit pension plan or plans and related trust or trusts to accept the transfer of Assets and Liabilities described in Section 3.1(b) and Section 3.1(c) and provide retirement benefits to Energy Supply DB Participants who immediately prior to the Separation Date were participants, whether or not vested, under the Parent Retirement Plan with terms that are substantially similar to the terms of the Parent Retirement Plan (such defined benefit pension plan or plans, the “NewCo Retirement Plan”), except as necessary to comply with applicable Law. NewCo shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the NewCo Retirement Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Separation Date, NewCo shall take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualified status if one is not then applicable to the NewCo Retirement Plan. NewCo shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the NewCo Retirement Plan.

(b) Assumption of Parent Retirement Plan Liabilities. Effective as of the Separation Date, NewCo shall cause the NewCo Retirement Plan to assume, fully perform, pay and discharge, all Liabilities under the Parent Retirement Plan relating to all Energy Supply DB Participants as of immediately before the Separation Date in accordance with the provisions of this Section 3.1.

(c) Transfer of the Parent Retirement Plan Assets.

(i) The Parties intend that the portion of the Parent Retirement Plan covering Energy Supply DB Participants shall be transferred to the NewCo Retirement Plan in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA. No later than thirty (30) days prior to the Separation Date, Parent and NewCo shall (directly or through their respective Affiliates), to the extent necessary, file an IRS Form 5310-A regarding the transfer of Assets and Liabilities from the Parent Retirement Plan to the NewCo Retirement Plan.

(ii) Not later than five (5) Business Days prior to the Separation Date (or such later time as mutually agreed by Parent and NewCo), Parent shall cause the Parent Actuary to determine the estimated value, as of the Separation Date, of the Assets to be transferred to the NewCo Retirement Plan in accordance with the assumptions and valuation methodology set forth on Exhibit 3.1(c) attached hereto, as adjusted, to the extent necessary, to comply with applicable Law (the “Estimated Parent Retirement Plan Transfer Amount”).

(iii) Not later than thirty (30) Business Days following the Separation Date (or such later time as mutually agreed by Parent and NewCo), Parent and NewCo shall cooperate in good faith to cause an initial transfer of Assets from the Parent Retirement Plan to the NewCo Retirement Plan in an amount equal to ninety percent (90%) of the Estimated Parent Retirement Plan Transfer Amount (such amount, the “Initial Parent Transfer Amount”). Parent shall satisfy its obligation pursuant to this Section 3.1(c)(iii) by causing the trust of the Parent Retirement Plan to transfer an amount of Assets in kind (with the prior written consent of NewCo), in cash, cash-like securities, other cash equivalents, or a combination thereof, in accordance with the Parent Master Trust Applicable Proportions, equal to the Initial Parent Transfer Amount.

(iv) Within one hundred eighty (180) days (or such later time as mutually agreed by Parent and NewCo) following the Separation Date, Parent shall cause the Parent Actuary to provide NewCo with a revised calculation of the value, as of the Separation Date, of the Assets to be transferred to the NewCo Retirement Plan determined in accordance with the assumptions and valuation methodology (including a provision for crediting any distributions made from the Parent Retirement Plan) set forth on Exhibit 3.1(c) attached hereto (the “Revised Parent Retirement Plan Transfer Amount”). NewCo may submit, at its sole cost and expense, the Revised Parent Retirement Plan Transfer Amount to the NewCo Actuary for verification; provided, that such verification process and any calculation performed by the NewCo Actuary in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth on Exhibit 3.1(c) attached hereto. NewCo shall be responsible for the cost and expense of the NewCo Actuary and Parent shall be responsible for the cost and expense of the Parent Actuary for such data transfer. In the event the NewCo Actuary so determines that the value, as of the Separation Date, of the Assets to be transferred to the NewCo Retirement Plan differs from the Revised Parent Retirement Plan Transfer Amount, the NewCo Actuary shall identify in writing to the Parent Actuary all objections to the determination within ninety (90) days following Parent Actuary’s delivery of the revised value calculation to NewCo pursuant to the first sentence of this paragraph (iv), and the NewCo Actuary and Parent Actuary shall use good faith efforts to reconcile any such difference. If the NewCo Actuary and the Parent Actuary fail to reconcile such differences, the NewCo Actuary and the Parent Actuary shall jointly designate a third, independent actuary whose calculation of the value, as of the Separation Date, of the Assets to be transferred to the NewCo Retirement Plan shall be final and binding; provided, that such calculation must be performed within sixty (60) days following designation of such third actuary and in accordance with the assumptions and valuation methodology set forth on Exhibit 3.1(c) attached hereto; and provided, further, that if such value is not equal to or between the value determined by the NewCo Actuary and the Revised Parent Retirement Plan Transfer Amount, such value shall be deemed to be either the value determined by the NewCo Actuary or the Revised Parent Retirement Plan Transfer Amount, whichever is closer. Parent and NewCo shall each pay one-half of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Separation Date, of the Assets to be transferred to the NewCo Retirement Plan as determined in accordance with this Section 3.1(c)(iv) shall be referred to herein as the “Final Parent Retirement Plan Transfer Amount.”

(v) Within forty-five (45) days (or such later time as mutually agreed by Parent and NewCo) of the determination of the Final Parent Retirement Plan Transfer Amount, Parent shall cause the Parent Retirement Plan to transfer to the NewCo Retirement Plan (the date of such transfer, the “Final Parent Transfer Date”) an amount in kind, in cash, cash-like securities, other cash equivalents, or a combination thereof, in accordance with the Parent Master Trust Applicable Proportions, equal to (A) the Final Parent Retirement Plan Transfer Amount minus (B) the Initial Parent Transfer Amount (such difference, as adjusted to reflect earnings or losses as described below, the “Parent True-Up Amount”); provided, that in the event the Parent True-Up Amount is negative, Parent shall not be required to cause any such additional transfer and instead NewCo shall be required to cause a transfer of cash, cash equivalents or securities (or, if determined by NewCo with the prior written consent of Parent, Assets in kind) from the NewCo Retirement Plan to the Parent Retirement Plan in amount equal to the absolute value of the Parent True-Up Amount. The Parties acknowledge that the Parent Retirement Plan’s transfer of the Parent True-Up Amount to the NewCo Retirement Plan shall be in full settlement and satisfaction of the obligations of Parent to cause the transfer of, and the Parent Retirement Plan to transfer, Assets to the NewCo Retirement Plan pursuant to this Section 3.1(c)(v). The Parent True-Up Amount, if any, shall be paid from the Parent Retirement Plan to the NewCo Retirement Plan, as determined by Parent in kind (with the prior written consent of NewCo), in cash, cash equivalents or securities or a combination thereof, as determined in accordance with the Parent Master Trust Applicable Proportions, and shall be adjusted to reflect fees or charges paid or incurred, and earnings or losses, during the period from the Separation Date to the Final Parent Transfer Date. Such earnings or losses shall be determined based on the actual rate of return of the Parent Retirement Plan for the period commencing on the Separation Date and ending as close as administratively practicable to the Final Parent Transfer Date. In the event that NewCo is obligated to cause the NewCo Retirement Plan to reimburse the Parent Retirement Plan pursuant to this Section 3.1(c)(v), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the Parent True-Up Amount. The Parties acknowledge that the NewCo Retirement Plan’s transfer of such reimbursement amount to the Parent Retirement Plan shall be in full settlement and satisfaction of the obligations of NewCo to cause the transfer of, and the NewCo Retirement Plan to transfer, Assets to the Parent Retirement Plan pursuant to this Section 3.1(c)(v).

(d) Transfer of the Montana Plan. Notwithstanding anything in this Section 3.1 to the contrary, PPL Montana shall remain the sponsor of, and retain all Liabilities for, the Montana Plan and the assets in respect of the Montana Plan shall be transferred on or about the Separation Date from the Parent Master Trust to a new trust established by NewCo or its Subsidiaries. PPL Services Corporation and all other members of the Parent Group (if any) that also sponsor the Montana Plan shall cease to be sponsors thereof as of the Separation Date.

(e) Continuation of Elections. As of the Separation Date, to the extent permitted by applicable Law, NewCo shall cause the NewCo Retirement Plan to recognize and maintain all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to Energy Supply DB Participant under the Parent Retirement Plan; provided, that nothing in this Section 3.1(e) shall prohibit NewCo from soliciting or causing the solicitation of new elections from each Energy Supply DB Participant to be effective under the NewCo Retirement Plan.

(f) Funding Level and Maintenance of Plan. Without limiting the general language in Section 2.2, with respect to any plan year of the NewCo Retirement Plan commencing during the twenty-four (24) month period following the Separation Date, NewCo shall cause the NewCo Retirement Plan to have an adjusted funding target attainment percentage (within the meaning of Section 436 of the Code) of at least ninety percent (90%). Notwithstanding anything in Section 2.8 to the contrary, for a period of not less than twenty-four (24) months following the Separation Date, NewCo shall or shall cause a Subsidiary to, provide each Energy Supply DB Participant with the same level of benefits following the Separation Date as those provided to such Energy Supply DB Participant under each Parent Retirement Plan prior to the Separation Date (except as necessary to comply with applicable Law) and shall not amend or terminate such NewCo Retirement Plan.

(g) Certain Obligations. If, as a result of the transfer and assumption of Liabilities and other obligations described in this Section 3.1, NewCo or any of its Subsidiaries is required to post a surety bond, letter of credit, guarantee or other security, Parent shall indemnify NewCo or such Subsidiary in respect of any Liability suffered or incurred by NewCo or such Subsidiary in respect of or relating to such surety bond, letter of credit, guarantee or other security.

ARTICLE IV

QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1 NewCo Savings Plan. Effective as of the Separation Date, NewCo shall, or shall have caused one or more members of the Energy Supply Group, to establish or maintain a defined contribution savings plan or plans and related trust or trusts intended to satisfy the requirements of Sections 401(a), 401(k) and 501(a) of the Code with terms that are substantially similar to the terms of the applicable Parent Savings Plans in which Energy Supply Employees are participating immediately prior to the Separation Date (such defined contribution savings plan or plans, the “NewCo Savings Plan”), except as necessary to comply with applicable Law; provided, however, that NewCo shall not be required to establish any employee stock ownership plan. NewCo shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the NewCo Savings Plan so that it is qualified under Section 401(a) of the Code, such that it satisfies the requirements of Section 401(k) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Separation Date, NewCo shall take all steps reasonably necessary to obtain a favorable determination from the IRS as to such qualification if one is not then applicable to the NewCo Savings Plan at the times prescribed under Revenue Procedure 2007-44, 2007-28 I.R.B. 54, or corresponding successor guidance. NewCo shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the NewCo Savings Plan.

Section 4.2 Plan Treatment After Closing. Effective as of the Separation Date, NewCo shall cause the NewCo Savings Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from Energy Supply Employees with respect to such Energy Supply Employees’ account balances (including loans) under the Parent Savings Plans in the form of cash (and, as applicable, promissory notes with respect to loans), if elected by any such Energy Supply Employee; provided, that such rollover consists of the full balance (rather than a portion of the balance) of such account balance. The rollovers described in this Section 4.2 shall comply with all applicable Law, and each Party shall make all filings and take any actions required of such Party under applicable Law in connection therewith.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 NewCo Retiree Welfare Benefits/Transfer of VEBA Assets.

(a) Retention of Post-Retirement Welfare Plan Obligations. Without limiting the general language in Section 2.2, for the twenty-four (24) month period following the Separation Date, NewCo shall maintain OPEB Plans with terms substantially similar to those in effect under the Parent OPEB Plan immediately before the Separation Date for the benefit of Eligible Energy Supply Retiree Welfare Participants and shall not amend or terminate such OPEB Plans, except as necessary to comply with applicable Law. Notwithstanding the foregoing, effective as of the Separation Date, Parent or a member of the Parent Group shall retain, and none of NewCo, the Energy Supply Group or the RJS Group shall have any obligation whatsoever with regard to, all obligations and Liabilities under any Parent OPEB Plan for benefits in respect of Former Energy Supply Employees (determined as of the Separation Date), including retirees of PPL Montana.

(b) Transfer of VEBA Assets.

(i) Establishment of NewCo VEBA. Effective not later than the Separation Date (or such later time as mutually agreed by Parent and NewCo), NewCo shall adopt the NewCo VEBA in a form that is substantially similar to the Parent VEBA as in effect immediately before the Separation Date and shall cause the NewCo VEBA to qualify under Section 501(c)(9) of the Code, except as necessary to comply with applicable Law.

(ii) VEBA Asset Allocations and Transfers. Prior to the Separation Date (or such later time as mutually agreed by Parent and NewCo), Parent shall cause the Parent Actuary to determine the estimated value, as of the Separation Date, of the Assets to be transferred to the NewCo VEBA in accordance with the assumptions and valuation methodology set forth on Exhibit 5.1(b)(ii) (the “Estimated Parent VEBA Transfer Amount”).

(A) Initial Transfer. Not later than ten (10) Business Days following the Separation Date (or such later time as mutually agreed by Parent and NewCo), Parent and NewCo shall cooperate in good faith to cause an initial transfer of Assets in kind, in cash, cash-like securities, other cash equivalents, or a combination thereof, in accordance with the Parent VEBA Applicable Proportions, from the Parent VEBA to the NewCo VEBA in an amount equal to ninety percent (90%) of the Estimated Parent VEBA Transfer Amount (such amount, the “Initial NewCo VEBA Transfer Amount”).

(B) Final Parent VEBA Transfer Amount. Within one hundred eighty (180) days (or such later time as mutually agreed by Parent and NewCo) following the Separation Date, Parent shall cause the Parent Actuary to provide NewCo with a revised calculation of the value, as of the Separation Date and using the assumptions and valuation methodology set forth on Exhibit 5.1(b)(ii) attached hereto, of the Assets credited under the Parent VEBA in respect of the Eligible Energy Supply Retiree Welfare Participants (the “Proposed Actual Parent VEBA Transfer Amount”) and provide the Proposed Actual Parent VEBA Transfer Amount to NewCo for review. NewCo may submit, at its sole cost and expense, the Proposed Actual Parent VEBA Transfer Amount to the NewCo Actuary for verification; provided, that such verification process and any calculation performed by the NewCo Actuary in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth on Exhibit 5.1(b)(ii) attached hereto. NewCo shall be responsible for the cost and expense of the NewCo Actuary and Parent shall be responsible for the cost and expense of the Parent Actuary for such data transfer. The NewCo Actuary shall have forty-five (45) days to review such Proposed Actual Parent VEBA Transfer Amount and shall have access to all data used by the Parent Actuary to make its proposed calculations. If the NewCo Actuary determines that the value, as of the Separation Date, of the Assets credited under the Parent VEBA in respect of the Eligible Energy Supply Retiree Welfare Participants differs from the Proposed Actual Parent VEBA Transfer Amount, the Parent Actuary and the NewCo Actuary shall work together in good faith for thirty (30) days to reconcile such difference(s). If the NewCo Actuary and the Parent Actuary fail to reconcile such difference(s), the NewCo Actuary and the Parent Actuary shall jointly designate a third, independent actuary whose calculation of the value, as of the Separation Date, of the Assets credited under the Parent VEBA in respect of the Eligible Energy Supply Retiree Welfare Participants shall be final and binding; provided, that such calculation must be performed within ninety (90) days following designation of such third actuary and in accordance with the assumptions and valuation methodology set forth on Exhibit 5.1(b)(ii) attached hereto; and provided, further, that if such value is not equal to or between the value determined by the NewCo Actuary and the Proposed Actual Parent VEBA Transfer Amount, such value shall be deemed to be either the value determined by the NewCo Actuary or the Proposed Actual Parent VEBA Transfer Amount, whichever is closer. Parent and NewCo shall each pay one-half of the costs incurred in connection with the retention of such independent actuary. The final, verified value, as of the Separation Date, of the Assets credited under the Parent VEBA in respect of the Eligible Energy Supply Retiree Welfare Participants as determined in accordance with this Section 5.1(b)(ii)(B) shall be referred to herein as the “Final Parent VEBA Transfer Amount.”

(C) True-Up Transfer. Within 180 days (or such later time as mutually agreed by Parent and NewCo) following the Separation Date (and in any event following the transfer described in subsection (b)(ii)(A) above), Parent shall cause the Parent VEBA to transfer to the NewCo VEBA an amount in kind, in cash, cash-like securities, other cash equivalents, or a combination thereof, in accordance with the Parent VEBA Applicable Proportions, equal to (I) the value of the Assets credited under the Parent VEBA as of the Separation Date in respect of the Eligible Energy Supply Retiree Welfare Participants minus (II) the Initial NewCo VEBA Transfer Amount (such difference, as adjusted as described below, the “VEBA True-Up Amount”); provided, that in the event the VEBA True-Up Amount is negative, Parent shall not be required to cause any such additional transfer and instead NewCo shall be required to cause a transfer of cash, cash equivalents, securities, other cash equivalents, or a combination thereof, (or, if determined by NewCo with the prior written consent of Parent, Assets in kind) from the NewCo VEBA to the Parent VEBA in an amount equal to the absolute value of the VEBA True-Up Amount. The Parties acknowledge that the Parent VEBA’s transfer of the VEBA True-Up Amount to the NewCo VEBA shall be in full settlement and satisfaction of the obligations of Parent to cause the transfer of, and the Parent VEBA to transfer, Assets to the NewCo VEBA pursuant to this Section 5.1(b)(ii). The

VEBA True-Up Amount shall be paid from the Parent VEBA to the NewCo VEBA, in kind (with the prior written consent of NewCo), in cash, cash-like securities, or other cash equivalents or a combination thereof, in accordance with the Parent VEBA Applicable Proportions, and shall be adjusted to reflect fees or charges paid or incurred, and earnings or losses, during the period from the Separation Date to the Final Parent Transfer Date. Such adjustment shall be based on the methodology set forth on Exhibit 5.1(b)(ii). In the event that NewCo is obligated to cause the NewCo VEBA to reimburse the Parent VEBA pursuant to this Section 5.1(b)(ii), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the VEBA True-Up Amount. The Parties acknowledge that the NewCo VEBA’s transfer of such reimbursement amount to the Parent VEBA shall be in full settlement and satisfaction of the obligations of NewCo to cause the transfer of, and the NewCo VEBA to transfer, Assets to the Parent VEBA pursuant to this Section 5.1(b)(ii).

(c) No Commingling of Funds. NewCo shall not commingle funds transferred to the NewCo VEBA in accordance with Section 5.1(b)(ii) with any other funds or apply the funds transferred to the NewCo VEBA in accordance with Section 5.1(b)(ii) for purposes other than the funding of benefits under one or more OPEB Plans with terms substantially identical to those in effect under the Parent OPEB Plan, except as necessary to comply with applicable Law, immediately before the Separation Date for the benefit of Energy Supply Employees who, immediately before the Separation Date, were eligible to receive such benefits upon satisfaction of applicable eligibility criteria.

Section 5.2 Reimbursement Account Plans. Effective as of the Separation Date, NewCo shall have established a health and dependent care reimbursement account plan (the “NewCo Reimbursement Account Plan”) with features substantially similar to those contained in the PPL Flexible Spending Account Plan (or any successor thereto) as in effect immediately prior to the Separation Date (the “Parent Reimbursement Account Plan”). NewCo shall assume responsibility for administering under the NewCo Reimbursement Account Plan all reimbursement claims of Energy Supply Reimbursement Account Participants with respect to the period before, on and after the Separation Date. No more than forty-five (45) days following the Separation Date (or such later time as mutually agreed by Parent and NewCo), (A) Parent shall cause to be transferred to NewCo an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of all contributions to the Parent Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any Energy Supply Reimbursement Account Participants prior to the Separation Date over the amount previously distributed to the Energy Supply Reimbursement Account Participants under the Parent Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year), and (B) NewCo shall cause to be transferred to Parent an amount in cash, cash-like securities or other cash equivalents equal to the excess, if any, of the amount previously distributed to the Energy Supply Employees under the Parent Reimbursement Account Plan for the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) over all contributions to the Parent Reimbursement Account Plan made with respect to the calendar year in which the Closing occurs (and, if the transfer occurs in any calendar year before April 1, the preceding calendar year) by or on behalf of any Energy Supply Reimbursement Account Participants prior to the Separation Date.

Section 5.3 Certain Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Parent shall timely pay all premiums in respect of coverage of Energy Supply Employees in respect of the period before the Separation Date, and NewCo shall cause Parent not to have any Liability in respect of any and all claims of Energy Supply Employees that are incurred under the NewCo Welfare Plans on or after the Separation Date.

(b) Self-Insured Benefits. Except to the extent otherwise provided in Section 5.3(c), with respect to employee welfare and fringe benefits that are provided on a self-insured basis, (i) Parent shall fully perform, pay and discharge, under the Parent Welfare Plans, all claims of Energy Supply Employees that are incurred but not paid prior to the Separation Date and (ii) NewCo shall fully perform, pay and discharge, under the NewCo Welfare Plans, from and after the Separation Date, all claims of Energy Supply Employees that are incurred on or after the Closing. For purposes of this Section 5.3(b), a claim or Liability is deemed to be incurred: with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

(c) Special Prescription Drug Rules. With respect to Parent’s prescription drug program, (i) Parent shall retain any prescription drug rebate or settlement from any medical claim administrator, pharmaceutical company or insurer regardless of the date of payment to the extent they are associated with claims that are incurred prior to the Separation Date, and (ii) Parent shall retain any Medicare Part D subsidy by the federal government regardless of the date of payment to the extent they are associated with claims that are incurred prior to the Separation Date.

Section 5.4 Time-Off Benefits. NewCo shall credit (or continue to credit) or cause to be credited (or continue to be credited) each Energy Supply Employee as of the Separation Date with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Energy Supply Employee had with the Parent Group or the Energy Supply Group as of immediately before the Separation Date.

ARTICLE VI

EXECUTIVE BENEFIT PLANS

Section 6.1 NewCo Excess Plan. Without limiting the general language in Section 2.2, for the twenty-four (24) month period following the Separation Date, NewCo shall establish and maintain a non-qualified deferred compensation plan under which Energy Supply Employees will participate, with terms that are substantially similar to the terms of the Parent Excess Plan immediately prior to the Separation Date.

Section 6.2 Liabilities of Parent Non-Qualified Plans. Parent shall retain responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, of the Parent Non-Qualified Plans with respect to all Energy Supply Employees who are participants therein immediately before the Separation Date. NewCo shall notify Parent promptly following the termination of employment which occurs after the Separation Date with NewCo (or any NewCo Subsidiary) of all Energy Supply Employees who are participants in any Parent Non-Qualified Plans immediately before the Separation Date.

Section 6.3 No Transfer of Assets Attributable to Parent Non-Qualified Plans. There shall be no transfer of assets to the Energy Supply Group (or to any trust maintained by any of them or to or in respect of any non-qualified plan maintained by any member of the Energy Supply Group or RJS Group) in respect of Liabilities under any Parent Non-Qualified Plans or any other non-qualified plan maintained by Parent or any member of the Parent Group.

Section 6.4 Separation is Not a Distributable Event. The Parties acknowledge that, for purposes of the Parent Non-Qualified Plans, neither the Separation nor the Merger nor any transfers of employment incident thereto shall result in a distributable event under any Parent Non-Qualified Plans.

ARTICLE VII

EQUITY INCENTIVE PLANS

Section 7.1 NewCo Equity Plan.

(a) Establishment of NewCo Equity Plan. Effective as of the Separation Date, NewCo shall establish and maintain the NewCo Stock Plan, with terms that are substantially similar to those in effect under the Parent Stock Plan immediately before the Separation Date for the benefit of eligible employees, consultants and directors of NewCo and its Subsidiaries.

(b) SEC Registration. Upon or as soon as reasonably practicable following the Separation Date, NewCo shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering under the Securities Act the offering of at least a number of shares of NewCo Common Stock issuable under the NewCo Stock Plan. NewCo shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for at least so long as any restricted stock units issued in respect of NewCo Common Stock pursuant to Section 7.2 remain outstanding.

(c) General Provisions.

(i) Parent and NewCo shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this ARTICLE VII, including, to the extent practicable, providing written notice or similar communication to each Energy Supply Employee who holds one or more awards granted under any Parent Stock Plan informing such Energy Supply Employee of (i) the actions contemplated by this ARTICLE VII with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under any Parent Stock Plan during which time awards may not be exercised or settled, as the case may be.

(ii) From and after the Effective Time, all awards adjusted pursuant to this ARTICLE VII shall be subject to the terms and conditions set forth in the applicable Parent Stock Plan or NewCo Stock Plan and corresponding award agreements. Without limiting the generality of the foregoing, from and after the Effective Time, all references to the applicable company in such Parent Stock Plan or NewCo Stock Plan, as applicable, including but not limited to, “Change in Control” and other administrative provisions requiring interpretation shall refer to the appropriate company to reflect the Transactions (e.g., the definition of “Change in Control” under the applicable NewCo Stock Plan and corresponding award agreement shall mean a Change in Control with respect to NewCo rather than Parent).

(iii) The adjustment or conversion of restricted stock units shall be effected in a manner that is intended to avoid the imposition of any accelerated, additional, penalty or other Taxes on the holders thereof pursuant to Section 409A of the Code.

Section 7.2 Treatment of Outstanding Director Restricted Stock Units. Immediately prior to the Separation Time, each Parent Director shall be entitled to receive a number of NewCo Restricted Stock Units in respect of each Parent Restricted Stock Unit held by such Parent Director immediately prior to the Record Date with the number of NewCo Restricted Stock Units to be calculated to be the same as the number of shares of NewCo Common Stock that would be received in respect of a share of Parent Common Stock pursuant to the Separation Agreement and the Transaction Agreement. Each NewCo Restricted Stock Unit shall be subject to vesting and settlement restrictions that are substantially identical to those that applied to the Parent Restricted Stock Unit immediately before the Separation Time.

Section 7.3 Equity Awards under Parent Stock Plan. Parent shall take all actions necessary to cause each outstanding award under a Parent Stock Plan held by an Energy Supply Employee immediately prior to the Separation Time, to the extent not fully vested, to become fully vested (and, if applicable, exercisable) as of the Separation Time. Parent shall be solely responsible for all Liabilities with respect to each Parent Stock Plan, including (a) all income, payroll, or other Tax reporting related to income of employees from any awards granted pursuant to any Parent Stock Plan and (b) remitting applicable Tax withholdings for such income to each applicable taxing authority. Parent shall, within thirty (30) days of written demand thereof, reimburse NewCo for all reasonable out-of-pocket expenses arising as a result of incremental Tax reporting obligations and any incremental Tax obligations actually incurred by NewCo or any of its Subsidiaries in connection with Parent Stock Plan awards, except, in each case, with respect to the NewCo Restricted Stock Units issued pursuant to Section 7.2 for each Parent Director Restricted Stock Unit.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.1 Workers’ Compensation Liabilities. Effective as of the Separation Date, NewCo shall assume or cause a member of the Energy Supply Group to assume all Liabilities (other than any Liabilities related to medical or other similar services performed, or compensation in respect of lost work for periods, prior to the Separation Date) for Energy Supply Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia and whether arising before, on or after the Separation Date, and NewCo or the applicable member of the Energy Supply Group shall be fully responsible for the administration of all such claims. If NewCo or the applicable member of the Energy Supply Group is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Parent shall retain such Liabilities and NewCo or the applicable member of the Energy Supply Group shall reimburse and otherwise fully indemnify Parent for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

Section 8.2 Code Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income Tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under Section 409A of the Code or the denial of any Tax deduction by reason of Section 162(m) of the Code.

Section 8.3 Certain Payroll, Annual and Long-Term Bonus Matters.

(a) Post-Distribution Payroll for Pre-Separation Date Service. In the case of each Energy Supply Employee, the employer of such individual as of immediately before the Separation Date shall be responsible for paying (and the Form W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Separation Date.

(b) Annual Bonus Programs. Parent shall pay directly (or NewCo shall pay on behalf of Parent) to each Energy Supply Employee, the annual cash incentive bonus (if any) that such Energy Supply Employee would have earned for the calendar year during which the Separation Date occurs based on the actual level of performance of Parent for the calendar year in which the Separation Date occurs, pro-rated for the portion of the year through the Separation Date. Unless an exception for involuntary termination or retirement applies, such payment shall be made at the time that Parent pays its employees pursuant to its annual cash incentive bonus program; provided, however, that any Energy Supply Employee who voluntarily terminates employment prior to the bonus payment date shall not receive such annual cash incentive bonus, if any.

(c) Non-Solicit; No-Hire. During the period beginning on the Separation Date and ending on the one (1) year anniversary thereof RJS shall not, and shall not permit its Subsidiaries to, contact, approach, encourage, solicit or take any other action for the purpose of inducing any Parent Restricted Employee to terminate his or her employment with any member of the Parent Group, provided that notwithstanding the foregoing, RJS and its Subsidiaries shall not be prohibited from conducting general solicitations for employees through the use of media advertisements or professional search firms to the extent not specifically directed toward one or more Parent Restricted Employees or hiring any individual identified through such process. During the period beginning on the Separation Date and ending on the one (1) year anniversary thereof, Parent shall not, and shall not permit any of its Subsidiaries to, contact, approach, encourage, solicit or take any other action for the purpose of inducing any Energy Supply Restricted Employee to terminate his or her employment with any member of the Energy Supply Group; provided, that notwithstanding the foregoing, Parent and its Subsidiaries shall not be prohibited from conducting general solicitations for employees through the use of media advertisements or professional search firms to the extent not specifically directed toward one or more Energy Supply Restricted Employees or hiring any individual identified through such process.

ARTICLE IX

GENERAL AND ADMINISTRATIVE

Section 9.1 Sharing of Information. To the extent permitted by applicable Law, Parent and NewCo shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in ARTICLE VII of the Separation Agreement; provided, that notwithstanding anything in such ARTICLE VII and without otherwise limiting the provisions of such ARTICLE VII, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 9.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure Consents or authorizations from employees, former employees and their respective dependents to the extent required to permit the Parties to share Information as contemplated in this Section 9.1.

Section 9.2 Reasonable Efforts/Cooperation. Each of the Parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Laws or contractual obligations to carry out the intent and purposes this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 9.3 Effect on Employment. Without limiting Section 2.3 or Section 2.4, except as expressly provided in this Agreement, the mere occurrence of the Separation or Merger shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Parent Benefit Arrangements or any of the Collective Bargaining Agreements (provided that Energy Supply Employees may become eligible for a distribution from the Parent Savings Plan in accordance with the terms of such plan).

Section 9.4 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 9.5 Access to Employees. On and after the Separation Date, Parent, Energy Supply and NewCo shall, and shall cause each of their respective Affiliates to, use their best efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Parent Group or Energy Supply Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Separation Date. The Party to whom an employee is made available in accordance with this Section 9.5 shall pay or reimburse the other Party for all reasonable, pre-approved expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 9.6 Beneficiary Designation/Release of Information/Right to Reimbursement. Without limiting the provisions of Section 2.7 or Section 3.1(d) or other provisions of this Agreement, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Energy Supply Employees under Parent Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding NewCo Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Energy Supply Employee.

ARTICLE X

MISCELLANEOUS AND INDEMNIFICATION

Section 10.1 Entire Agreement. This Agreement (including the Exhibits and Schedules), the Confidentiality Agreements, the Joint Defense Agreement, the Transaction Agreement, the Separation Agreement, the Other Transaction Documents and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the express subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 10.2 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all schedules, annexes and exhibits hereto) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 10.3 Employer Rights. Except as otherwise expressly provided in this Agreement (including Section 2.2, Section 3.1(f) and Section 5.1(a) and subject to the Collective Bargaining Agreements), nothing in this Agreement shall (a) be deemed an amendment of any employee benefit plan providing benefits to any individual or (b) be construed to prohibit any Party or any of their respective Affiliates from amending, modifying or terminating, to any extent or in any respect, any of their respective Benefit Arrangements at any time within their sole discretion.

Section 10.4 Specific Performance.

(a) The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Subsidiaries to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for the Parties and their respective Subsidiaries, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. The Parties understand and agree that the right of specific performance is an integral part of the Transactions and, without that right, none of the Parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent actual or threatened breaches of any of the terms, conditions or provisions this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) No Party shall be liable to another Party or any of its Affiliates (or any of their respective Affiliates) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement, the Transaction Agreement, the Separation Agreement or any Other Transaction Document (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

(c) Each of the Parties irrevocably and unconditionally agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or Parties or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.4, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.5 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Notices. All notices, demands and other communications to be given or delivered to a Party under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, delivered by express courier service of national standing (with charges prepaid), or deposited in the United States mail, first class postage prepaid, on the date of physical receipt or (ii) if delivered by facsimile or electronic mail, if delivered (and, in each case, receipt confirmed in writing) on or before 5:00 p.m. New York City time on a Business Day, and if delivered after 5:00 p.m. New York City time, or during a non-Business Day, on the following Business Day, in each case, to such Party at the address set forth below:

(a)	If to Parent:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Facsimile: (610) 774-4455

Telephone: (610) 774-5587

Email: rjgrey@pplweb.com

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory T. Grogan

Telephone: (212) 455-2477

Facsimile: (212) 455-2502

Email: ggrogan@stblaw.com

(b)	If to RJS:

Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

Telephone: (212) 993-0092

Facsimile: (888) 801-9301

Email: scoats@riverstonellc.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Trina Chandler

Telephone: (713) 758-3218

Facsimile: (713) 615-5088

Email: tchandler@velaw.com

(c)	If to Energy Supply, NewCo, HoldCo or Merger Sub, prior to the Closing:

c/o PPL Corporation

Two North Ninth Street

Allentown, PA 18101

Attention: General Counsel

Telephone: (610) 774-4455

Facsimile: (610) 774-5587

Email: rjgrey@pplweb.com

with copies (prior to the Closing) to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory T. Grogan

Telephone: (212) 455-2477

Facsimile: (212) 455-2502

Email: ggrogan@stblaw.com

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.6.

Section 10.7 Amendments and Waivers.

(a) This Agreement may not be amended except by an instrument in writing signed by each of the Parties. Any provision of this Agreement may be waived; provided that (i) such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 10.7(a) and shall be effective only to the extent in such writing specifically set forth.

Section 10.8 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Transaction Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in Section 10.02 of the Transaction Agreement.

Section 10.9 No Third-Party Beneficiaries. Except for the provisions of Section 10.14 with respect to indemnification of Indemnitees, this Agreement is solely for the benefit of the Parties (and their respective successors and permitted assigns) and does not confer on third parties (including any employees of any member of the Parent Group, the Energy Supply Group or the RJS Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 10.10 Assignability; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that, without the consent of the other Parties, (a) each of Raven, Jade and/or Sapphire may assign any or all of their respective rights, titles, interests, benefits and/or obligations under this Agreement to one or more newly formed Person(s) that, as of such date of assignment, individually or collectively, shall be wholly owned by Raven, Jade and/or Sapphire and that own, directly or indirectly, the RJS Subsidiaries (each such Person, an “RJS HoldCo”) and upon such assignment and assumption by such assignee, such assignor shall be released from all liability or obligations under this Agreement, and (b) any Party (other than Parent) may assign all or any of its rights, titles, interests, benefits and/or obligations under this Agreement to (i) any Person providing any part of the Financings or any agent on behalf of any providers of the Financings for the purpose of creating a security interest herein or otherwise assign as collateral in connection therewith, (ii) one or more Affiliates of such Party, or (iii) from and after Closing, to any purchaser of all or substantially all of the assets of such Party; provided, however, that in the case of clause (b)(i) and (ii), no such assignment shall release such Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, reference to any agreement, document, plan, instrument or Law means such agreement, document, plan, instrument or Law as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 9, 2014, regardless of any amendment or restatement hereof. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “and/or” shall not be exclusive. The word “extent” in the phase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if.” The words “shall” and “will” have the same meaning. Except as otherwise provided in this Agreement, all accounting terms shall have their respective meanings under GAAP. All references to dollars or “$” shall be references to U.S. dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement, the Separation Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

Section 10.12 Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is determined or declared judicially to be invalid, unenforceable or void in any jurisdiction, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 10.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 10.14 Survival and Indemnification. The provisions of Section 5.03 of the Separation Agreement regarding the survival of covenants, obligations and agreements of the Parties shall apply to the covenants, obligations and agreements described in this Agreement as if they were set forth in the Separation Agreement. Without limiting the generality of the Separation Agreement, any Liabilities described in this Agreement as being assumed or retained by Parent or a member of the Parent Group shall be Excluded Liabilities, and any Liabilities described in this Agreement as being assumed or retained by Energy Supply or a member of the Energy Supply Group shall be Energy Supply Liabilities and, in each case, the provisions of the Separation Agreement (including the indemnification provisions of Sections 5.01 and 5.02 of the Separation Agreement) shall apply to such Liabilities.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PPL CORPORATION

By:	/s/ William H. Spence
Name:	William H. Spence
Title:	Chairman, President and
Chief Executive Officer

TALEN ENERGY CORPORATION

By:	/s/ William H. Spence
Name:	William H. Spence
Title:	President

[Signature Page to the Employee Matters Agreement]

C/R ENERGY JADE, LLC

By:	/s/ Charles Cook
Name:	Charles C. Cook
Title:	President and Chief Operating Officer

[Signature Page to the Employee Matters Agreement]

SAPPHIRE POWER HOLDINGS LLC

By:	/s/ Charles Cook
Name:	Charles C. Cook
Title:	President and Chief Operating Officer

[Signature Page to the Employee Matters Agreement]

RAVEN POWER HOLDINGS LLC

By:	/s/ Charles Cook
Name:	Charles C. Cook
Title:	President and Chief Operating Officer

[Signature Page to the Employee Matters Agreement]

EXHIBIT A

RETAINED EMPLOYEES

David G. DeCampli

EXHIBIT B-1

CERTAIN ENERGY SUPPLY EMPLOYEES

[To be provided thirty (30) Business Days prior to the Separation Date]

EXHIBIT B-2

CERTAIN OTHER EMPLOYEES

[To be provided thirty (30) Business Days prior to the Separation Date]

EXHIBIT 3.1(c)

PARENT RETIREMENT PLAN PENSION ASSUMPTIONS

The assumptions below reflect accounting assumptions for the Plan Year beginning July 1, 2013.

Interest Rates	Most recently available assumptions under ERISA Section 4044 and IRC Section 414(l) at the time of the calculation

Mortality	Required mortality table under PBGC Reg. Section 4044.52 (as prescribed by ERISA Section 4044 and IRC Section 414(l))

Retirement	Rates varying by age and service for active participants in accordance with ERISA Section 4044. Assumed retirement age for terminated vested participants is age 60 (sample rates):

	Age:
Service:	55	60	62	65	68

10	2%	18%	25%	50%	100%

20	2%	18%	25%	50%	100%

25	2%	20%	30%	50%	100%

Pre-retirement Turnover	SOA Hourly Union Select and Ultimate table based on age and service as of valuation date, adjusted to better reflect anticipated plan experience in accordance with ERISA Section 4044. Rates varying by age and service for active participants (sample rates):

	Age:
Service:	30	40	50

3	8.4%	1.7%	1.0%

6	4.0%	1.8%	1.6%

10+	1.9%	1.4%	1.0%

Expense Load	N/A

Percent Married	90% of males; 60% of females

EXHIBIT 5.1(b)(ii)

VEBA TRANSFER ASSUMPTIONS

EXHIBIT 5.1(b)(ii)-1 INITIAL TRANSFER ASSUMPTIONS

The value of assets to be transferred from the Parent VEBA in respect of the Energy Supply Employees shall be determined separately for each VEBA and each legal entity of Parent and in each case shall be equal to the total assets held in the Parent VEBA for a particular legal entity times the ratio of:

1.	the Accumulated Postretirement Benefit Obligation (“APBO”) associated with Energy Supply Employees from that legal entity immediately prior to the Separation Date, and

2.	the APBO associated with all employees of Parent from that legal entity, including Energy Supply Employees, immediately before the Separation Date.

The APBO shall be determined based on an actuarial valuation using the same actuarial and economic assumptions and valuation methodology, including delayed attribution, used in the most recent ASC 715 accounting disclosure valuation coincident with or preceding the Separation Date.

EXHIBIT 5.1(b)(ii)-2 VEBA TRUE-UP EARNINGS DETERMINATION

Within 180 days (or such later time as mutually agreed by Parent and NewCo) following the Separation Date (and in any event following the transfer described in Section 5.1(b)(ii)(A)), Parent shall cause the Parent VEBA to transfer to the NewCo VEBA the VEBA True-Up Amount (V).

VEBA Trust True-Up Amount

First, the difference between the amount sent to NewCo (B) and the full amount that NewCo is owed (A) should be calculated. Call this V0.

V0 = A - B   where

A =	the value of the Assets credited under the Parent VEBA as of the Separation Date in respect of the Energy Supply Employees

B =	the Initial NewCo VEBA Transfer Amount.

Next, V0 should be adjusted to reflect the deemed investment experience during the period from the Separation Date to the date of transfer of the VEBA True-Up Amount as follows:

V	= VEBA True-Up Amount
= Adjusted V0
= V0 * (1 + i * d/365), where

i = the expected rate of return on asset assumption for each trust used in the most recent ASC 715 accounting valuation coincident with or preceding the Separation Date, and

d = # of days from the Separation Date to the payment date of V0.